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                                                                    EXHIBIT 23.4

                            Consent of Moss Adams LLP

      We consent to (a) the inclusion in the Registration Statement of SpectraSite Holdings, Inc. on Form S-4, which includes the Proxy Statement of Westower Corporation, of (i) our report dated April 14, 1998, except for the third paragraph in Note 3, as to which the date is May 31, 1998 and the fourth paragraph in Note 3, as to which the date is June 14, 1999, relating to the consolidated financial statements of Westower Corporation and Subsidiaries as of February 28, 1997 and 1998 and the three years in the period ended February 28, 1998 and (ii) our report dated October 21, 1998 on our audit of the financial statements of CORD Communications, Inc. as of June 30, 1997 and 1998 and for the years then ended and (b) the reference to our firm in the merger proxy registration statement under the caption "Experts".

/s/ Moss Adams LLP
Bellingham, Washington
August 9, 1999